Exhibit 10.23

Aetna
151 Farmington Avenue
Hartford, CT 06156

Elease E. Wright
Senior Vice President
Human Resources, RC3A
(860) 273-8371
December 12, 2003	Fax: (860) 273-8721

Mr. L. Edward Shaw, Jr.

Dear Ed:

     This is to memorialize and confirm the terms and conditions relating to your retirement with the Company effective December 31, 2003 (the “Retirement Date”). For purposes of this Agreement, “Pension Plan” shall mean the Aetna Inc. Supplemental Pension Benefits Plan. Except as set forth below, any and all benefits to which you are entitled under the Company’s compensation and employee benefit plans, agreements and arrangements (including benefit plans subject to Section 401(a) of the Internal Revenue Code of 1986) shall be governed by the terms and conditions of such benefit plan, agreement or arrangement.

     (a)     Retirement Benefits. Your benefit under the Company’s Pension Plan shall be calculated according to the terms and conditions thereof; provided, however, that for such purposes your account balance thereunder shall be increased by $4,250,000, effective as of your Retirement Date. Pension Plan benefits shall be payable to you as provided thereunder.

     (b)     Stock Options. For purposes of determining the remaining term of all Aetna, Inc. Stock Options held by you on your Retirement Date, your termination of employment will be treated as a qualified Retirement on such Date.

     (c)     Release. As a condition to your receipt of the benefits set forth above, you agree to execute and abide by the Release Agreement attached hereto as Exhibit A.

     If you agree with the terms and conditions set forth above, please indicate your acceptance by signing the attached copy of this letter and the document in the form of Exhibit A attached hereto, and return such originally executed documents to the undersigned.

Very truly yours,

Aetna Inc.

By:	/s/ Elease E. Wright

Elease E. Wright

Agreed:

/s/ L. Edward Shaw, Jr.

L. Edward Shaw, Jr.

Exhibit A

RELEASE AGREEMENT

     In consideration of the benefits payable to me pursuant to that certain letter agreement (the “Letter Agreement”) dated December 8, 2003 by and between Aetna Inc. (the Company) and me and other valuable consideration, the undersigned, L. Edward Shaw, Jr., hereby agrees to the following:

     1.     DEFINITION. In this agreement the word “Company” means collectively Aetna Inc., a Pennsylvania corporation, and any subsidiaries or affiliates (including any company by which I was or am employed), the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment, acquisition, merger or otherwise.

     2.     RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim, known or unknown, that I have presently, may have or have had in the past, against the Company arising out of, directly or indirectly, my employment with the Company, the cessation of such employment or any act, omission, occurrence or other matter related to such employment or cessation of employment, other than claims I may have to the payment of amounts due and payable in accordance with the terms of the Letter Agreement.

     3.     EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself. Notwithstanding the foregoing, this Agreement shall not be a release of any rights of indemnification I may have, any rights to directors and officers liability insurance coverage, any rights to vested benefits or any rights to vested equity awards.

     4.     CONSIDERATION. The consideration hereby provided to me under the Letter Agreement is not required under the Company’s standard policies.

     5.     RESTRICTIONS. I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a “Proceeding”), nor will I participate in any Proceeding. I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding. I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company. The foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC.

     6.     PENALTIES. If I initiate or participate in any legal actions, as described above (other than a class action in which I opt out when given the opportunity), the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments that are otherwise payable under the Letter Agreement.

     7.     RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement. I understand that it is in my best interest to have this document reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and to have this agreement reviewed by my attorney.

     8.     SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

     9.     EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. I waive all objections as to its form.

     10.     FREE WILL. I am entering into this agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement is in my best interest. I understand that if I request additional time to review the provisions of this agreement, a reasonable extension of time will be granted.

     11.     REVOCATION. This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement is not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at 151 Farmington Avenue, Hartford, Connecticut, Attention: Deputy General Counsel, no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement. I further understand that the payments described above will not be paid to me if I revoke this agreement.

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     12.     NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

     13.     GOVERNING LAW. This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.

L. EDWARD SHAW, JR.	DATE

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